UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2022

PIONEER POWER SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35212	27-1347616
(State of incorporation) 400 Kelby Street, 12th Floor Fort Lee, New Jersey (Address of principal executive offices)	(Commission File Number)	(I.R.S. Employer Identification No.) 07024 (Zip Code)

(212) 867-0700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.001 per share	PPSI	Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to CEO Employment Agreement

On April 25, 2022, Pioneer Power Solutions, Inc. (the “Company”) and Nathan J. Mazurek, the Company’s Chief Executive Officer, entered into a fourth amendment (the “Mazurek Amendment”) to that certain Employment Agreement, dated as of March 30, 2012, as amended on each of November 11, 2014, June 30, 2016 and March 30, 2020 (as amended, the “Mazurek Agreement”), in order to (i) extend the termination date of the Mazurek Agreement from March 31, 2023, to December 31, 2024, and (ii) adjust Mr. Mazurek's annual base salary at $535,500, for the period beginning on January 1, 2022 and ending on December 31, 2022, $562,500, for the period beginning on January 1, 2023 and ending on December 31, 2023, and $590,500, for the period beginning on January 1, 2024 and ending on December 31, 2024.

Employment Agreement with Chief Financial Officer

On April 25, 2022, the Company entered into a new employment agreement, effective as of April 25, 2022, with Wojciech (Walter) Michalec (the “Michalec Employment Agreement”), under which the Company agreed to employ Mr. Michalec as its Chief Financial Officer, Secretary and Treasurer for a term of three (3) years, commencing on January 1, 2022 and ending on December 31, 2024 (the “Employment Period”), unless such employment is terminated earlier in accordance with the Michalec Employment Agreement. Pursuant to the Michalec Employment Agreement, Mr. Michalec is entitled to an annualized base salary (“Base Salary”) at a rate of $200,000 per annum for the period of January 1, 2022 through December 31, 2022, $220,000 per annum for the period of January 1, 2023 through December 31, 2023, and $240,000 per annum for the period of January 1, 2023 through the end of the Employment Period, payable less all applicable withholdings and deductions in accordance with the Company’s customary payroll practices for its executive employees. During the Employment Period, Mr. Michalec shall be eligible to receive periodic bonuses based on various targets and performance criteria established by the Company’s Board of Directors (the “Board”) or, if applicable, its Compensation Committee in its sole discretion. Mr. Michalec shall be eligible to receive additional cash compensation, less all applicable withholdings and deductions, for his attendance and participation at designated meetings of the Board or any committee thereof.

In connection with the Michalec Employment Agreement, the Company granted Mr. Michalec an award of restricted stock units (“RSUs”) under the 2021 Pioneer Power Solutions, Inc. Long-Term Incentive Plan (the “Plan”), covering 375,000 shares of the Company’s common stock, with such RSUs being subject to the terms and conditions of the Plan and a Restricted Stock Unit Award Agreement, which agreement provided, among other things, that (a) the RSUs shall vest in three equal installments on each of May 1st of 2022, 2023, and 2024, provided that Mr. Michalec has remained continuously employed by the Company through the applicable vesting date, and (b) such vested RSUs shall be converted into shares of the Company’s common stock no later than March 15th of the calendar year following the calendar year in which such RSUs vested.

In the event Mr. Michalec’s employment is terminated with or without “cause” or due to death or “disability” (as defined in the Michalec Employment Agreement), the Company shall have no further liability or obligation to Mr. Michalec except for any unpaid Base Salary on the date specified in the notice of termination and any unreimbursed expenses properly incurred prior to such date, except if terminated without “cause”, the Company shall pay Mr. Michalec severance pay equal to the Base Salary that would have been payable to Mr. Michalec for the remainder of the Employment Period had Mr. Michalec’s employment not terminated, less applicable withholdings and taxes. The Michalec Employment Agreement also entitles Mr. Michalec to receive customary benefits and reimbursement for ordinary business expenses, and also contains customary provisions relating to, among other things, confidentiality, non-solicitation, non-competition and non-disparagement.

The foregoing summaries of each of the Mazurek Amendment and the Michalec Employment Agreement contained in this Item 5.02 do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Mazurek Amendment and the Michalec Employment Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Fourth Amendment to Employment Agreement, dated April 25, 2022, by and between Pioneer Power Solutions, Inc. and Nathan J. Mazurek
10.2	Employment Agreement, dated April 25, 2022, by and between Pioneer Power Solutions, Inc. and Wojciech (Walter) Michalec
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER POWER SOLUTIONS, inc.

Date: April 29, 2022	By:	/s/ Nathan J. Mazurek
	Name:	Nathan J. Mazurek
	Title:	Chief Executive Officer